As filed with the Securities and Exchange Commission on April 16, 2020

Registration No. 333-191478

Registration No. 333-164950

Registration No. 333-102112

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT

NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-191478

NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-164950

NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-102112

UNDER

THE SECURITIES ACT OF 1933

GOLDEN QUEEN MINING CONSOLIDATED LTD.

(Exact name of registrant as specified in its charter)

British Columbia	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

2300 – 1066 West Hastings Street

Vancouver, British Columbia, V6E 3X2

(Address of principal executive offices, including zip code)

2013 STOCK OPTION PLAN

2008 STOCK OPTION PLAN

1996 STOCK OPTION PLAN

(Full title of the plans)

Golden Queen Mining Co. Inc.

3600 Far East Avenue

Mojave, California, 93501

(Name and address of agent for service)

(604) 921-7570

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments relate to the following registration statements on Form S-8 (collectively, the “Registration Statements”) filed by Golden Queen Mining Consolidated Ltd. (“Golden Queen”) with the Securities and Exchange Commission:

•	File No. 333-191478 registering 1,720,000 common shares, no par value, of Golden Queen (“Common Shares”) for issuance under the 2013 Stock Option Plan;

•	File No. 333-164950 registering 7,200,000 Common Shares for issuance under the 2008 Stock Option Plan; and

•	File No. 333-102112 registering 3,226,500 Common Shares for issuance under the 1996 Stock Option Plan.

On March 27, 2020, pursuant to an Arrangement Agreement, dated February 10, 2020, between Falco Resources Ltd. (“Falco”) and Golden Queen, Falco acquired all of the issued and outstanding common shares of Golden Queen, which was completed by way of a statutory plan of arrangement under the provisions of the Business Corporations Act (British Columbia) (the “Arrangement”).

As a result of the completion of the Arrangement, Golden Queen has terminated all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by Golden Queen in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, Golden Queen hereby removes from registration all of such securities registered but unsold under the Registration Statements as of the date hereof, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the post-effective amendments to the registration statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montréal, Province of Québec, Country of Canada, on April 16, 2020.

GOLDEN QUEEN MINING CONSOLIDATED LTD.

By:	/s/ Anthony Glavac
Name: Anthony Glavac
Title: Chief Financial Officer

Note: No other person is required to sign the post-effective amendments to the registration statements in reliance upon Rule 478 under the Securities Act of 1933.